Metaurus Advisors LLC
Code of Ethics
June 2021 Update

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DEFINITIONS
For the purposes of this Code of Ethics (the “Code”), the following definitions shall apply:
●    "1933 Act" means the Securities Act of 1933, as amended.
●    "1934 Act" means the Securities Exchange Act of 1934, as amended.
●    "Access Person” means any Supervised Person who: has access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund or who is involved in making such recommendations to clients that are nonpublic. All directors, officers and partners of the adviser (see below) are presumed to be Access Persons.
●    "Advisers Act" means the Investment Advisers Act of 1940, as amended.
●    "Automatic Investment Plan" means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. This includes a dividend reinvestment plan.
●    "Beneficial Ownership" shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of such Act and the rules and regulations thereunder.
●    "Chief Compliance Officer" or “CCO” refers to the Chief Compliance Officer of Metaurus Advisors LLC and/or his/her designee. When the CCO is not available, either of the co-CEOs (or their designate) may substitute for the CCO (except where the matter at hand involves that co-CEO).
●    "Control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.
●    “Covered Account” means an investment account of any Access Person of the Firm in which Reportable Securities or Reportable Funds are capable of being traded or held (even if not currently held). This includes investment accounts of such Access Person's immediate family (e.g., minor child, a spouse or domestic partner, the spouse's or domestic partner's children residing in the same household, or person to whom the Access Person, spouse or domestic partner contributes substantial support), and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the Access Person has a Beneficial Interest (as defined in the Code), exercises investment discretion, controls, or could reasonably be expected to be able to exercise influence or control.
●    “Firm” means Metaurus Advisors LLC (“Metaurus”).
●    "Front Running" can occur when an individual purchases at a lower price or sells at a higher price before execution of a significant securities transaction by some purchaser or seller in a size sufficient to move the market or (ii) issuance or change in an investment adviser's securities recommendation to purchase or sell a security while in possession of material nonpublic information.
●    "Initial Public Offering" (IPO) means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.
●    “Investment Personnel” means any member of an investment team. The investment teams are responsible for making the investment decisions for various investment styles.
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●    "Limited Offering" means an offering of securities that is exempt from registration under the Securities Act of 1933.
●    "Private Fund" means an issuer that would be an investment company as defined in Section 3 of the Investment Company Act of 1940, as amended (the “1940 Act”) but for Section 3(c)(1) or 3(c)(7) of that Act.
●    "Reportable Fund" means any pooled investment vehicle, including without limitation any registered investment company or commodity pool (i.e., Exchange Traded Fund (“ETF”) or mutual fund) for which our Firm, or a control affiliate, acts as investment adviser or sub-adviser, as defined by the 1940 Act, or any mutual fund whose investment adviser controls or is under common control with the adviser.
●    "Reportable Security" means any security as defined in Section 204A-1(e)(10) of the Advisers Act, including, without limitation, the following: (a) options and futures on reportable securities; (b) debt securities including, without limitation, corporate, municipal, and convertible bonds; (c) all single stock (equity), single stock linked securities (including single stock linked derivatives) or other position, whether long or short (of both public and private companies); (d) ownership units in a private company or partnership including, without limitation, all forms of limited partnership and limited liability company interests, including interests or shares in private investment funds (such as hedge funds), and interests in investment clubs; (e) bankers’ acceptances, commercial paper, and repurchase agreements; (f) closed-end mutual funds; and (g) initial public offerings and private placements.
“Reportable Securities” does not include: (i) Direct obligations of the Government of the United States; (ii) bank certificates of deposit; (iii) Shares issued by money market funds; (iv) Transactions and holdings in shares of other types of open-end mutual funds, including ETFs, other than Reportable Funds (transactions involving shares of closed-end mutual funds must be pre-approved); (v) Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds, none of which are Reportable Funds.
●    "Restricted List". Receipt by the Firm or an Employee of material non-public information, as well as certain transactions in which the Firm may engage, may require, for either business or legal reasons, that Firm and Client accounts or personal accounts of Employees do not trade in the subject securities for specified time periods. Any such security will be designated as “restricted.” The CCO will determine which securities are restricted, will maintain a list (the “Restricted List”) of such securities, and will deny permission to effect transactions in Firm and Client accounts, or Employee personal accounts, in securities on the Restricted List. The CCO will periodically disseminate the Restricted List to all Employees as it is updated. No Employee may engage in any trading activity, whether for a Firm and Client account or a personal account, with respect to a security while it is on the Restricted List.
The CCO will be responsible for determining whether to remove a particular company from the Restricted List. The Restricted List is confidential and may not be disseminated outside the Company.
●    “Supervised Person” means any directors, officers and partners of the Firm (or other persons occupying a similar status or performing similar functions); employees of the Firm; and any other person who provides advice on behalf of the Firm and is subject to the Firm’ supervision and control.
●    "Watch List" is a list which all employees of the firm are prohibited from transacting in securities listed on internally distributed watch lists. Securities on watch lists are currently held, or being considered for purchase/sale, by clients of the Firm. Metaurus’ Investment Committee will prepare the watch lists. The CCO will monitor compliance with watch lists when reviewing

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transaction reports and holdings reports. An authorized co-worker will monitor the CCO’s compliance with watch lists when reviewing the CCO’s transaction reports and holdings reports.

●    "Tipping" means communication of material nonpublic information to others.

STATEMENT OF GENERAL POLICY
This Code of Ethics has been adopted by the Firm and is designed to comply with Rule 204A-1 under the Advisers Act. The provisions of Rule 17j-1 also apply to Metaurus.
All employees of Metaurus are deemed Access Persons and are subject to this Code unless otherwise designated in writing by the Chief Compliance Officer.
This Code establishes rules of conduct for Access Persons of the Firm and is designed to, among other things: govern personal securities trading activities in the Accounts of employees, including their immediate family/household accounts and accounts in which an employee has a beneficial interest (see complete definition above). The Code is based upon the principle that the Firm and their Access Persons owe a fiduciary duty to clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients; (ii) taking inappropriate advantage of their position with the Firm; and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.
The Code is designed to ensure that the high ethical standards that are a core value of the Firm continue to be applied. The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct. The excellent name and reputation of our Firm are a direct reflection of the conduct of each Access Person.
Pursuant to Section 206 of the Advisers Act, both Firm and their Access Persons are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means that the Firm and its Access Persons have an affirmative duty of utmost good faith to act solely in the best interest of its clients.
The Firm and their Access Persons are subject to the following specific fiduciary obligations when dealing with clients:
●    the duty to have a reasonable, independent basis for the investment advice provided;
●    the duty to obtain Best Execution (as understood under the Advisers Act of 1940 and the Firm’s Compliance Manual) for a client’s transactions where the Firm is able to negotiate brokerage transactions for the client;
●    the duty to ensure that investment advice is suitable to meeting the client’s individual objectives, needs and circumstances; and
●    a duty to be loyal to clients.
In meeting its fiduciary responsibilities to its clients, the Firm expects every Access Person to demonstrate the highest standards of ethical conduct for continued employment. Strict compliance with the provisions of the Code shall be considered a basic condition of employment. Access Persons should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, up to and including termination of employment.
The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for Access Persons in their conduct. In those situations where an employee may be uncertain as to the intent or purpose of the Code, he/she is required to consult with the Chief Compliance Officer. The Chief Compliance Officer

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may grant exceptions to certain provisions contained in the Code only in those situations when he/she determines in his/her reasonable judgment that the interests of our clients shall not be adversely affected or compromised. All questions arising relating to personal securities trading should be resolved in favor of the client even at the expense of the interests of employees.
In addition to ongoing verbal reporting, the Chief Compliance Officer shall report in writing at least annually to senior management of the Firm in order to document compliance with this Code, including, without limitation, instances of material non-compliance with this Code.

STANDARDS OF BUSINESS CONDUCT
The Firm places the highest priority on maintaining its reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in our Firm and Access Persons by our clients is something we value and endeavor to protect. The following Standards of Business Conduct set forth policies and procedures to achieve these goals. This Code is intended to comply with the various provisions of the Advisers Act and also requires that all supervised persons comply with the various applicable provisions of the 1940 Act, the 1933 Act, the 1934 Act, and all applicable law, rules and regulations.
Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Such policies and procedures are contained in this Code. The Code also contains policies and procedures with respect to personal securities transactions of all the Firm’s Access Persons as defined herein. These procedures cover transactions in a Reportable Security in which an Access Person has a Beneficial Interest.
ACKNOWLEDGEMENT
All Access Persons shall be provided with a copy of the Code and must initially acknowledge in writing to the Chief Compliance Officer that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) reported all accounts and holdings as required by the Code, see Exhibit A.
All Access Persons must annually acknowledge in writing to the Chief Compliance Officer, in a timely manner whenever requested by the CCO, that they have: (i) read and understood all provisions of the Code; (ii) complied with all requirements of the Code; and, if applicable, (iii) submitted all holdings and transaction reports as required by the Code. New hires that are Access Persons must provide such acknowledgements promptly after their employment start date. If the Code is materially amended, all Access Persons shall receive any material amendments to the Code and must acknowledge to the Chief Compliance Officer in writing by the date requested by the CCO that they have: (i) received a copy of the amendment; (ii) read and understood the amendment; (iii) and agreed to abide by the Code as amended, see Exhibit A.
CONFLICTS OF INTEREST
The Firm must meet high ethical standards in order to merit the trust of their clients and the public. The integrity of the Firm depends on ethical behavior throughout the organization and in particular, on fair, well-informed decision-making. The ability to decide is sometimes affected by other interests of individuals in the organization or conflicting interests between two clients. Such conflicts of interest are

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a regular part of organizational and personal life and cannot be eliminated. The objective of this policy is to permit the Firm to manage conflicts of interest successfully and resolve them fairly.
A conflict of interest is a situation in which a person has a private or personal interest sufficient to appear to influence the objective exercise of his or her official duties at the Firm.
A private or personal interest refers to an individual’s self-interest (to achieve financial profit or avoid loss, or to gain another special advantage or avoid a disadvantage); the interest of the individual’s immediate family or business partners; or the interest of another organization in which the individual holds a position (voluntary or paid).
Objective exercise of duties refers to an individual’s ability to carry out his or her responsibilities in the best interest of clients and the Firm without regard to the individual’s private or personal interest
Types of Conflict
An officer or employee may have a conflict of interest that is:
1.    Actual or real, where his or her official duties and related decision making are or will be influenced by his or her private interests.
2.    Perceived or apparent, where his or her official duties and decisions appear to be influenced by his or her private interests.
3.    Foreseeable or potential, where his or her official duties and decision making may be influenced in the future by his or her private interests.
Examples of Conflicts of Interest
●    Improper Influence: When an affected person solicits or accepts some form of benefit in return for influencing the Firm’ activities or promoting someone else’s interests in the Firm.
●    Misuse of information: When an affected person uses information to which the person has access at work, and to which others would not have access, for some personal benefit.
●    Inappropriate outside activity: When an affected person’s activities outside the Firm conflict with the interests of the Firm (other than professional or personal activities that have been disclosed and approved through the firm’s Conflicts Questionnaire, attached hereto as Exhibit G).
●    Accepting undue benefits, such as gifts which place an affected person under obligation to the donor.
Responsibilities
All Access Persons are responsible for managing conflicts of interest to ensure that workplace behavior and decision-making throughout the Firm are not influenced by conflicting interests.
The Firm supports and seeks to foster an organizational culture in which people freely take responsibility for both “self-declaring” possible conflicts of interest, and respectfully raising possible conflicts faced by others in the organization. This culture makes it possible to avoid many such situations from arising in the first place. The Chief Compliance Officer has the responsibility to implement practical preventive measures, such as:
●    Providing education about what to do when gifts and hospitality are offered or received;
●    Providing ongoing training to all Supervised Persons in an effort to foresee possible conflicts;
●    Ensuring that people are clearly told when information must be protected from improper misuse; and

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●    Declining involvement in an action such as participating in a questionable personal or professional outside activity.

Responsibility for Managing
●    Any actual or perceived conflicts of interest must be disclosed to the Chief Compliance Officer promptly following discovery as described below so that they can be properly addressed, including, as appropriate in the CCO’s reasonable judgment, through mitigation or elimination of the activity.
●    Options include:
o    Restricting the involvement of the individual in a particular activity;
o    Removing an individual from affected duties;
o    Elimination of the private interest and/or an individual’s relationship with the organization that is causing the conflict; or
o    Elevating the conflict of interest matter to Management for guidance in handling the conflict of interest, or for the purpose of pursuing disciplinary action against an employee who has violated the firm’s Code of Conduct in a manner which the CCO deems concerning for any reason whatsoever.

Any such efforts taken to mitigate or eliminate conflicts of interest should be documented as part of the Firm’s Compliance Program so that the Firm maintains appropriate records of the steps taken.
Policy Application
1.    All existing and new employees are required to disclose to the Chief Compliance Officer any actual or perceived conflict of interest identified by them (for themselves or any other Firm employee) and/or subsequent material changes to the nature, scope or substance of any previously disclosed conflict of interest promptly after they first emerge.
2.    Access persons must report to the Chief Compliance Officer all business, financial or personal relationships that may result in access to material, non-public information.
3.    The Chief Compliance Officer will determine whether any further action is necessary to address the possible conflicts of interest disclosed, and if the CCO is unsure of the appropriate course of action, will request guidance from firm Management on appropriate remedies.
4.    The Chief Compliance Officer is the final authority on resolving disputes, including, without limitation, if an individual does not agree with the perception that he or she is facing a potential conflict of interest.

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SERVICE AS AN OFFICER OR DIRECTOR/OUTSIDE BUSINESS ACTIVITIES

No Access Person shall serve as an officer or on the board of directors of any publicly or privately traded company without prior authorization by the Chief Compliance Officer based upon a determination that any such board service or officer position would be consistent with the interests of the Firm’s clients, or could present even the appearance of a conflict of interest.
The Firm requires that all Access Persons disclose and obtain written pre-approval from the Chief Compliance Officer for any Outside Activities at the inception of the activity, by completing the form attached as Exhibit G. “Outside Activities” may include directorships of private or public companies (as noted above), public/charitable positions and fiduciary appointments (such as executorship, trusteeship or power of attorney) other than with respect to family members. For new hires that are Access Persons, all Outside Activities must be disclosed to the CCO upon the time of hire, for review and approval by the CCO.

While participating in Outside Activities an Access Person may be exposed to material nonpublic information about an issuer of securities. Access Persons must immediately contact the Chief Compliance Officer if they believe that they are in receipt of such information so that the CCO can address and resolve the situation in accordance with the firm’s Insider Trading policy. The CCO may choose to add any such security or investment vehicle to the Restricted List to avoid the perception of impropriety by any member if the firm.

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PERSONAL SECURITIES TRADING REPORTING

1.    Initial Holdings Report (see related Exhibit B at the end of the Code of Ethics)
Every Access Person shall, no later than ten (10) days after the person becomes a(n) Access Person, submit to the CCO an initial holdings report containing the following information:
●    the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, the number of shares and principal amount of each Reportable Security in which the Access Person had any direct or indirect beneficial interest ownership when the individual becomes an Access Person;
●    the account name and the name of any broker, dealer or bank, with whom the Access Person maintained a Covered Account as defined above; and
●    the date that the report is submitted by the Access Person.
The information submitted must be current as of a date no more than thirty (30) days before the person became an Access Person.
2.    Annual Holdings Report (see Exhibit C at the end of the Code of Ethics)
Every Access Person shall, by January 31, submit to the CCO an annual holdings report containing the same information required in the initial holdings report as described above. The information submitted must be current as of a date no more than thirty (30) days before the annual report is submitted.
3.    Quarterly Transaction Reports (see Exhibit E at the end of the Code of Ethics)
Every Access Person is required to arrange for the Chief Compliance Officer or other designee to receive duplicate copies of brokerage statements for all Covered Accounts directly from the brokerage firm. Such duplicates must be received no later than 30 days after the end of each calendar quarter and must reflect all transactions in Reportable Securities during the quarter. If a duplicate statement is not received by the CCO in a timely fashion, in the discretion of the CCO the Access Person shall provide the CCO with a copy of such statement promptly upon the CCO’s request.
Duplicate brokerage/mutual fund statements/confirms – Access Persons must have duplicate statements sent to the attention of Metaurus’ CCO. The CCO or his/her delegate will review them on a quarterly basis, to ensure all policies are being followed. Senior Management will review the statements of the CCO in accordance with the Firm’s policies. Brokerage, mutual funds advised or sub-advised by Metaurus, IRAs, Rollover IRAs (which are self-directed), Employee Stock Ownership Plans (ESOPs), private placements, and limited partnerships must all be reported, and duplicate statements must be forwarded. Violations detected during the review will be documented and reviewed by the CCO. The CCO will determine appropriate steps depending on the violation, up to and including recommending to Metaurus Management termination of employee. See Exhibit I for a Duplicate Brokerage Statement Request Form to be completed by the employee for each brokerage statement/account being disclosed.

4.    Exempt Transactions
Access Persons do not need to submit a report with respect to:
●    Transactions effected for securities held in any account over which the person has no direct or indirect influence or control. However, the Access Person must complete a Discretionary Account Disclosure Form, see Exhibit D, initially upon employment and annually thereafter, and when any discretionary accounts are opened (in advance of the first personal securities transaction). The Access Person must notify the CCO promptly if the discretionary status of such

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account changes, in which case the account will no longer qualify for this section’s exemption. In the discretion of the CCO, the broker/advisor for discretionary accounts may be required to certify that the Access Person does not participate in investment decisions in the account, and to recertify the same, from time to time, in order for such accounts to be treated as exempt from the definition of Covered Accounts, and the pre-approval and reporting requirements that are associated with them.
●    Transactions effected pursuant to an automatic investment plan (e.g., a dividend retirement plan).
5.    Opening / Closing of Covered Accounts
All Access Persons are required to notify the Chief Compliance Officer in writing prior to or at the time of establishing a new Covered Account or the closing of Covered Account, providing the following details:
●    Account Name
●    Account Number
●    Name of Broker, Dealer or Bank
●    Date Established (or) Date Closed
●    Date reported to Compliance
Likewise, all Access Persons are required to notify the Chief Compliance Officer in writing prior to or at the time of establishing a new Discretionary Account, by completing a Discretionary Account Disclosure Form, see Exhibit D, opened (in advance of the first personal securities transaction).
6.    Monitoring and Review of Personal Securities Transactions
The Chief Compliance Officer, or designee, shall monitor and review all reports required under the Code for compliance with policies regarding personal securities transactions and applicable SEC and CFTC rules and regulations. The Chief Compliance Officer may also initiate inquiries of Access Persons regarding personal securities trading. Access persons are required to cooperate with such inquiries and any monitoring or review procedures employed.
Any transactions for any Covered Accounts of the Chief Compliance Officer shall be reviewed and approved by a co-CEO of Metaurus, or other designated supervisory person. The Chief Compliance Officer shall at least annually identify all Access Persons and employees who are required to file reports pursuant to the Code and shall inform such Access Persons and employees if their reporting obligations have changed
7.    Education
As appropriate, the Firm will provide Access Persons and all employees with periodic training regarding the Firm's Code of Ethics and related issues to remind employees of their obligations, and/or in response to amendments and regulatory changes.
8.    General Sanction Guidelines
It should be emphasized that all required filings and reports under the Firm’s Code of Ethics shall be monitored by the Chief Compliance Officer or such other individual(s) designated in the Code. The Chief Compliance Officer shall receive and review report(s) of violations periodically. Violators may be subject to an initial written notification, while a repeat violator shall receive reprimands including administrative warnings, heightened supervision, suspension or limitations of personal trading privileges, demotions, suspensions, a monetary fine, or dismissal of the person involved.

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These are guidelines only, allowing the Firm to apply any appropriate sanctions depending upon the circumstances, up to and including dismissal.

Personal Securities Transactions

General Policy

The Firm has adopted the following principles governing personal investment activities by the Firm’s Access Persons:
●    the interests of client accounts shall always be placed first;
●    all personal securities transactions shall be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility; and
●    Access Persons must not take inappropriate advantage of their positions.

Access Person Pre-Clearance

The Firm has instituted a policy whereby Access Persons are prohibited from purchasing any Reportable Securities in a Covered Account unless written pre-clearance for each such transaction is granted by the Chief Compliance Officer or other designee. Any questions whatsoever regarding this policy should be directed to either the Chief Compliance Officer or other designee. An Access Person is permitted, without obtaining pre-clearance, to purchase or sell any exempt (Non-Reportable) security.
No Access Person shall acquire any beneficial ownership in or sell any Reportable Security, or any Reportable Fund(s) for his or her Covered Account, as defined herein, without the prior written approval of the Chief Compliance Officer who has been provided with full details of the proposed transaction. The approved transaction must be completed within the approval period or a new approval is required. Pre-clearance in no way waives or absolves any Access Person of the obligation to abide by the provisions, principles and objectives of this Code.
The CCO or other designee monitors all transactions by all Access Persons and employees to ascertain any pattern of conduct which may evidence conflicts or potential conflicts with the principles and objectives of this Code, including a pattern of front-running. Access Persons are prohibited from placing a personal trade in a Reportable Security contained on the Firm’s Restricted List (defined below).
Any Access Person or employee wishing to transact in a security that requires pre-approval must complete the Pre-Clearance Personal Trade Request Form on the Firm’s approved online platform. Pre-approval may also be sought and approved via email. No transaction is permitted until written pre-approval is received (approval via email is sufficient).
Any pre-clearance request for an issuer currently on the Restricted List will be denied. Any transactions in a Restricted List security will be viewed as a violation of this Code of Ethics and the Statement on Insider Trading and sanctions, up to and including termination, will be imposed.
Unless otherwise noted, trades approved by Metaurus will be for a fourteen calendar day period, except as noted below, or may otherwise be noted at the time of approval. Approval of trades in Metaurus advised, or sub-advised funds, clients or product offerings will be for two trading days, including the date of pre-approval.
The following transactions are automatically approved, unless specifically restricted:

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(1) Any open-end mutual fund investment, provided the trade size is less than 1% of the total fund size and not in a Reportable Security.
(2) Any security traded on a major exchange that is (a) not restricted; and (b) not currently held in a client account.
(3) Any security that is transacted by a non-affiliated registered investment advisor or broker-dealer representative with authority to manage the employee's account on a discretionary basis.

These three"safe harbor" provisions do not require pre-trade compliance approval. However, employees should endeavor to obtain preapproval before making such trades and, in any event must continue to provide account statements as per the Firm's compliance policies. In addition, employees with accounts managed by non-affiliated advisors or broker-dealer representatives should not discuss client positions or trading activity of the Firm.

Pre-Clearance Required for Participation in IPOs
No Access Person shall acquire any beneficial ownership in any securities in an Initial Public Offering (“IPO”) for his or her Covered Account, as defined herein without the prior written approval of the Chief Compliance Officer and/or his or her designee who has been provided with full details of the proposed transaction. Any employee wishing to transact in a security that requires pre-approval must complete the Pre-Clearance Personal Trade Request Form on the Firm’s approved online platform.

Pre-Clearance Required for Private or Limited Offerings

No Access Person shall acquire beneficial ownership of any securities in a limited offering or private placement (including the Firm’s affiliated Private Funds, as noted below) without the prior written approval of the Chief Compliance Officer and/or his or her designee who has been provided with full details of the proposed transaction. Any employee wishing to transact in a security that requires pre-approval must complete the Pre-Clearance Personal Trade Request Form on the Firm’s approved online platform.

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Transactions Not Required to be Pre-Cleared or Reported

The pre-clearance and reporting procedure does not apply to:
Access Persons do not need to pre-clear or report transactions in securities that are not Reportable Securities.
1.    Transactions in securities that are not Reportable Securities or that are excluded from the pre-approval requirement;
2.    Deposits or withdrawals in foreign denominated bank accounts;
3.    Purchases or sales that are non-volitional on the part of the employee such as pursuant to a merger, tender offer, or margin call sale by a broker without consent/input by the employee;
4.    Purchases or sales pursuant to an Automatic Investment Plan;
5.    Transactions effected in, and the holdings of, any account over which the employee has no direct or indirect influence or control (i.e., blind trust, discretionary account or trust managed by a third party); and
6.    Other exemptions that may be approved in writing by the Firm from time to time.

Excessive Trading

The Firm believes that excessive personal trading may increase the risk of non-compliance with Firm policies, or create other risks and concerns. Metaurus therefore reserves the right to prohibit personal trading by any employee without prior notice if, in its sole discretion, it deems such trading to be excessive.

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REPORTING VIOLATIONS AND SANCTIONS
All Access Persons and employees shall promptly report to the Chief Compliance Officer or his designee all apparent or potential violations of the Code.
The Chief Compliance Officer shall promptly report to senior management all apparent material violations of the Code. Senior management shall consider reports made to it hereunder and shall determine whether the Code has been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the employee’s employment with the Firm.

RECORDS
The Chief Compliance Officer, or designee, shall maintain and cause to be maintained in a readily accessible place the following records:
●    a copy of any Code of Ethics adopted by the Firm pursuant to Advisers Act Rule 204A-1 which is or has been in effect during the past five years plus the current calendar year;
●    a record of any material violation of the Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;
●    a record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, an Access Person which shall be retained for five years plus the current calendar year after the individual ceases to be an Access Person of the Firm;
●    a copy of each report made pursuant to Advisers Act Rule 204A-1, including any account statements made in lieu of these reports;
●    a list of all persons who are, or within the preceding five years plus the current calendar year have been, Access Persons; and
●    a record of any decision and reasons supporting such decision to approve an Access Persons' acquisition of securities in IPOs and limited offerings within the past five years after the end of the fiscal year in which such approval is granted.

POLITICAL CONTRIBUTIONS
The SEC has adopted the 'Pay-to-Play Rule' which imposes restrictions on political contributions made by investment advisers that seek to manage assets of state and local governments. The rule is intended to prevent undue influence through political contributions and places limits on the amounts of campaign contributions that the investment adviser and/or certain of its employees (“Covered Associates”) can give to state and local officials or candidates that could award advisory contracts to the Firm.
The following terms apply to this policy:
"Contribution" is defined as is defined as any gift, subscription, loan, advance, or deposit of money, or anything of value made for (i) the purpose of influencing any election for federal, state, or local office; (ii) the payment of debt incurred in connection with any such election; or (iii) transition or inaugural expenses incurred by a successful candidate for state or local office.

"Covered Associate" means (i) any general partner, managing member, executive officer of the Firm, or other individual with a similar status or function; (ii) any employee who solicits a government entity for

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the adviser and any person who supervises, directly or indirectly, such employee; and (iii) any political action committee ("PAC") controlled by the adviser or by any of its covered associates.
The rule contains three major prohibitions: (1) if the adviser or a covered associate makes a contribution to an official of a government entity who is in a position to influence the award of the government entity's business, the adviser is prohibited from receiving compensation for providing advisory services to that government entity for two years thereafter (otherwise known as a 'timeout" period); (2) an adviser and its “covered associates” are prohibited from engaging in a broad range of fundraising activities for Government Officials or political parties in the localities where the adviser is providing to or seeking business from a Government Client; and (3) limits the ability of an adviser and its covered associates to compensate a third party (such as a placement agent) to solicit advisory business or an investment from a government entity client unless the third party is a registered broker-dealer, registered municipal adviser or registered investment adviser.
Importantly, the Rule specifically includes a blanket prohibition that restricts the adviser and its covered associates from doing "anything indirectly which, if done directly" would violate the Rule. This reflects the SEC's concern about indirect payments and puts advisers on notice about the heightened regulatory focus that such practices will receive.
The Rule includes a de minimis exception applicable to the two-year timeout, that allows an adviser's covered associate that is a natural person to contribute: (i) up to $350 to a candidate or an official per election (with primary and general elections counting separately) if the covered associate was entitled to vote for the candidate or official at the time of the contribution; and (ii) up to $150 to a candidate or an official per election (with primary and general elections counting separately) if the covered associate was not entitled to vote for the candidate or official at the time of the contribution.

General Policy to Prohibit Political Contributions
Covered Associates and Access Persons are not permitted to make any political contributions to elected officials, candidates and others. Contributions by a Covered Associate or Access Person’s spouse or domestic partner and household members are also prohibited. Exceptions, if any, must be requested and pre-approved in writing, as set forth below.
Metaurus recognizes that it is never appropriate to make or solicit political contributions, or provide gifts or entertainment for the purpose of improperly influencing the actions of public officials. Accordingly, the Firm's policy is to prohibit political contributions made to government officials, political action committee(s) (PACs) and candidates of state and state political subdivisions who can influence or have the authority for hiring an investment adviser. Furthermore, the Firm’s Access Persons are prohibited from soliciting political contributions from vendors or service providers.
Political Contributions to Candidates and Organizations Recommended by Clients. Making a political contribution to a candidate recommended by a client, particularly if the candidate can be influential in seeing that Metaurus obtains or maintains its business with the client, can create a potential conflict of interest and may violate Pay-to-Play principles. The Firm will not make any political contribution to candidates or organizations recommended by clients. Organizing individual employee contributions for purposes of contributing to a candidate recommended by a client is also prohibited.
Because violations of the Rule can potentially result in substantial legal and monetary sanctions for the Firm and/or its related persons, the Firm’s practice is to prohibit any political contributions to government officials.
●    All employees of the Firm shall be deemed to be “Covered Associates” unless the Chief Compliance Officer, or other designee, shall determine that such person is not a "covered associate" of the Firm. Any employee who is not a “Covered Associate” may request prior

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written approval of the CCO for any political contributions in an amount up to, but not exceeding, $100 to any candidate or PAC and no more than $500 to all candidates or PAC in any 12-month period;
●    the Chief Compliance Officer, or other designee, shall obtain appropriate information from new employees (or employees promoted or otherwise transferred into positions) deemed to be covered associates, regarding any political contributions made within the preceding two years (from the date he/she becomes a covered associate); such review may include an online search of the individual's contribution history as part of the Firm's general background check; and
●    at least annually, the Chief Compliance Officer, or other designee, will require covered associates to confirm that such person(s) have reported all political contributions.

Written Pre-Approval Required for all Political Contributions
Even though the rule only prohibits certain activities of “Covered Associates” of the Firm, the Firm has mandated that no Access Person shall make a political contribution without prior written approval of the Chief Compliance Officer, or other designee, who has been provided with full details of the proposed contribution. Likewise, any exception to the policy prohibiting contributions by Covered Associates or Access Persons must be made in writing and pre-approved. Any employee who is not a Covered Associate or Access Person must request prior written approval from the CCO for any political contributions in an amount up to, but not exceeding, $100 to any candidate or PAC and no more than $500 to all candidates or PAC in any 12-month period Such information will be reported utilizing the Metaurus Political Contribution Pre-Approval Form, see Exhibit H; approval or denial of such request shall also be documented on this Form. Email approval is also acceptable.
Note that while the Pay-to-Play rule permits de minimis contributions to be made without triggering a timeout period, the Firm requires all personnel to obtain pre-clearance of any contributions to ensure that the Firm has complete and accurate records regarding political contributions made by all employees.

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INSIDER TRADING

Introduction
Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose Access Persons, any employee and the Firm to stringent penalties. Criminal sanctions may include the imposition of a monetary fine and/or imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order censuring, suspending or permanently barring you from the securities industry. Finally, Access Persons and the Firm may be sued by investors seeking to recover damages for insider trading violations.
The rules contained in this Code apply to securities trading and information handling by Access Persons of the Firm and their immediate family members (as defined above). If you have any reason to believe that a violation of the Code has occurred, you must notify the Chief Compliance Officer immediately.
General Policy
No Access Person may trade, either personally or on behalf of others (such as investment funds and private accounts managed by the Firm), while in the possession of material, nonpublic information, nor may any personnel of Metaurus communicate material, nonpublic information to others in violation of the law.
What is Material Information?
Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information where the disclosure of such information will have a substantial effect on the price of a company's securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to the Chief Compliance Officer.
Material information often relates to a company's results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition or spin-off proposals or agreements, major litigation, liquidation problems, new pending research reports and extraordinary management developments.
Material information also may relate to the market for a company's securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material.
You should also be aware of the SEC's position that the term "material nonpublic information" relates not only to issuers but may also include the Firm’s securities recommendations and client securities holdings and transactions.

What is Nonpublic Information?
Information is "public" when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through the Internet, a public filing with the SEC or some other government agency, The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

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Contacts with Public Companies
Contacts with public companies may represent an important part of the Firm’s research efforts. The Firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, an employee or access person of Metaurus becomes aware of material, nonpublic information. This could happen, for example, if a company's Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors. In such situations, the Firm must make a judgment as to its further conduct. To protect yourself, our clients and the Firm, you should contact the Chief Compliance Officer immediately if you believe that you may have received material, nonpublic information.

Tender Offers
Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces extraordinary gyrations in the price of the target company's securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and "tipping" while in the possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Access persons of Metaurus should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.

Restricted and/or Watch Lists
Although the Firm does not typically receive confidential information from portfolio companies, there is a possibility that it may. Therefore, the CCO shall place securities on a Restricted List (defined above) that is updated on an ongoing basis as needed.
As described above a Watch List will also be maintained on an as needed basis by the Chief Compliance Officer and employees who are in receipt of insider information.
Any pre-clearance request that involves a security on the Restricted List or Watch List should be considered denied unless a written exception has been granted by the Chief Compliance Officer.

What to Do Upon Receipt of Inside Information.
If an Access Person thinks that he/she might have access to material, nonpublic information, he/she should take the following steps:
●    Report the information immediately to the Chief Compliance Officer (including any proposed trade involving the security in question).
●    Do not purchase or sell the securities on behalf of themselves or others, including any Covered Accounts or Clients managed by the Firm.
●    Do not communicate the information inside or outside the Firm, other than to the Chief Compliance Officer. (For example, the Access Person should not show a communication with potential material non-public information to his/her neighbor on the trading floor to obtain the neighbor’s input whether it might constitute material non-public information.)
●    After the Chief Compliance Officer has reviewed the issue, the Firm shall determine whether the information is material and nonpublic and, if so, what action the Firm will take.
All Access Persons should consult with the Chief Compliance Officer before taking any action. This high degree of caution will protect all employees, the Firm’s clients, and the Firm.

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GIFTS AND ENTERTAINMENT
Giving, receiving or soliciting gifts or entertainment in a business setting may create an appearance of impropriety or may raise a potential conflict of interest. Metaurus has adopted the policies set forth below to address these situations.
To address possible conflicts of interest that may arise when an Employee accepts or gives a gift, favor, entertainment, special accommodation, or other items of value, the Firm places restrictions on gifts and entertainment. As a general matter, no Employee may accept or give a gift or provide or receive entertainment exceeding a de minimis value. For purposes of the Code the value for entertainment is set at $200 per person per event, and the value for gifts is set at $100 per gift. The following specific restrictions are placed on gifts and entertainment.
Gifts. No Employee may give, offer, or receive any gift of more than the de minimis value to existing investors, prospective investors, or any entity that does business with or on behalf of the Firm without the prior written approval of the Chief Compliance Officer.
Solicited Gifts. No Employee may use his or her position with the Firm to obtain anything of value from a client, fund investor, supplier, person to whom the Employee refers business, or any other entity with which the Firm does business.
Cash Gifts. No Employee may give or accept cash gifts or cash equivalents to or from an investor, prospective investor, or any entity that does business with or potentially could conduct business with or on behalf of the Firm.
Entertainment. No Employee may provide or accept extravagant or excessive entertainment to or from an investor, prospective investor, or any person or entity that does or seeks to do business with or on behalf of the Firm. Employees may provide or accept a business entertainment event, such as dinner or a sporting event of reasonable value if the person or entity providing the entertainment is present; otherwise, such entertainment will be treated as a gift. Any event likely to exceed the de minimis value must be approved in advance by the Chief Compliance Officer.
Referrals. Employees may not make referrals to clients or fund investors (e.g., of accountants, attorneys, or the like) if the Employee expects to personally benefit in any way from the referral.
Government Officials. No gift or entertainment event of any value involving government officials or their families may be given or sponsored by the Firm or any Employee without the prior written approval of the Chief Compliance Officer.
Quarterly Transaction Reporting. In addition to obtaining the necessary written pre-approvals as set forth above, each Employee must report any previously unreported gifts or entertainment in excess of the de minimis value received in connection with the Employee’s employment to the Chief Compliance Officer no less frequently than quarterly, using the Quarterly Transaction Report, which is contained herein as Exhibit E, or by otherwise providing the information to the Chief Compliance Officer. (Employees are encouraged to submit reports more frequently, contemporaneously with their receipt or occurrence if preapproval was not obtained.) The Chief Compliance Officer may require that any such gift be returned to the provider or that an entertainment expense be repaid by the Employee. The Chief Compliance Officer also will keep records of any gifts and entertainment so reported.
Business Entertainment. Each Employee must report any event or series of events likely to be viewed as so frequent, or of such high value, as to raise a question of impropriety even if the value of any

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individual event is below the de minimis value set by the firm. In such case, any such event or series of events must be pre-approved by the Chief Compliance Officer.
The Chief Compliance Officer will maintain records of any gifts and/or business entertainment events so reported.
*The Firm's FINRA registered personnel are required to report to the Chief Compliance Officer or alternate designee any gift over $250.
NOTE: According to the DOL's Enforcement Manual, gifts and entertainment from one individual or entity that have an aggregate annual value of less than $250 (and that do not violate any plan policy or provision) are considered "insubstantial" and are generally not treated as violations of Section 406(b)(3). Advisers are required to report gifts to certain Taft-Hartley plan trustees to the DOL (e.g., payments of $250 or more per year per person must be reported on Form LM-10).

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LITIGATION, INVESTIGATIONS, INQUIRIES

Any lawsuit against the Firm or any of its related entities should be immediately brought to the attention of the Chief Compliance Officer upon receipt of service or other notification of the pending action.  (You should not accept service of any legal documents on behalf of the Firm – e.g., lawsuits, complaints, subpoenas, etc.  You should instruct the process server to wait while you contact an authorized person and immediately contact the CCO, or one of the co-CEOs.)
You should immediately report to the CCO if you:  i) become involved in or are threatened with litigation, arbitration, investigation or a proceeding related to securities, or involving allegations of fraud or similar misconduct; ii) are contacted as part of a regulatory or law enforcement inquiry by the SEC, law enforcement or a similar government agency; iii) become the subject of any disciplinary or administrative proceeding related to securities or involving allegations of fraud or similar misconduct, iv) are charged with a criminal offense; or if you are subject to any judgment, order or arrest.
You should immediately notify the Chief Compliance Officer upon receipt of a subpoena or other request for information from any governmental entity, regulatory agency, court or lawyer, for information relating to any matter in any litigation, arbitration, investigation or other proceeding, or receipt of a garnishment lien or judgment against the Firm or any of its clients, fund investors, or employees.  The Chief Compliance Officer will determine the appropriate response in consultation with Firm management and outside legal counsel as appropriate.
All inquiries, notices of examination or inspection, and requests for information, from any governmental agency or self-regulatory organization concerning the Firm should be sent to the Chief Compliance Officer immediately upon receipt.  The intention behind this policy is to ensure that the Firm responds in a consistent, truthful and uniform basis to all regulatory inquiries.
Regulatory inquiries may be received by mail, telephone, facsimile or personal visit. In the case of a personal visit, demand may be made for the immediate production or inspection of documents.  While any telephone or personal inquiry should be handled in a courteous manner, the caller or visitor should be informed that a response requires the approval of the Chief Compliance Officer. In the case of a personal visit, the visitor should be asked to wait briefly while you obtain appropriate guidance on how to deal with the matter.  In the case of a telephone inquiry, the caller should be informed that his or her call will be promptly returned. Letter inquiries should be forwarded to the Chief Compliance Officer for response.
Under no circumstances should any documents, materials or information be released without prior approval of the Chief Compliance Officer or the Firm’s legal counsel.  You should not have substantive discussions with any regulatory personnel without prior consultation with the Chief Compliance Officer or the Firm’s legal counsel. This policy is standard industry practice and should not evoke an adverse reaction from any experienced regulatory personnel.

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EXCEPTIONS TO THE CODE
The Chief Compliance Officer may, under very limited circumstances, grant an exception from the requirements of the Code on a case-by-case basis, provided that:
The Employee seeking the exception provides the Compliance Officer with a written statement (i) detailing the efforts made to comply with the requirement from which the Employee seeks an exception and (ii) containing a representation that compliance with the requirement would impose significant undue hardship on the Employee;  (iii) the Compliance Officer believes that the exception would not harm or defraud a Fund, violate the general principles stated in the Code or compromise the Employee’s or the Firm’s fiduciary duty to any Fund; and (iv) the Employee provides any supporting documentation that the Compliance Officer may request from the Employee.
No exceptions may be made to the fundamental requirements contained in the Code that have been adopted to meet applicable rules under the Advisers Act.

TEMPORARY ACCESS PERSON CERTIFICATION

Unless otherwise agreed to in writing, each Temporary Access Person (Interns, Contractors, and Temporary Employees) shall certify in writing on the form attached as Exhibit J that he or she has received and reviewed Metaurus’ Code of Ethics and that he or she agree to comply with the letter and spirit of the Code of Ethics. Specifically, Temporary Access Persons must agree to refrain from using any information obtained while providing services to Metaurus for personal or professional gain.

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EXHIBIT A: INITIAL AND ANNUAL ACKNOWLEDGEMENT
EMPLOYEE CERTIFICATION CONCERNING CODE OF ETHICS
I acknowledge receipt of the Code of Ethics for Metaurus Advisors LLC (the “Code”). I certify that I have received, read and understand the policies and procedures and have had all my questions relating to these answered by the Chief Compliance Officer. I also certify that I will take all necessary steps to implement and abide by the policies and procedures immediately;
I have disclosed any possible conflicts of interest that I am aware of to the Chief Compliance Officer and will provide the required completed forms and reports as required, including, without limitation, any outside business interests or private securities transactions or holdings as called for by Exhibit G of this Code;
I have previously disclosed all brokerage accounts that are Covered Accounts, as defined in the Code -- whether discretionary or non-discretionary;
I confirm that I have instructed all brokerage firms where Covered Accounts are maintained to supply duplicate copies of my quarterly brokerage account statements to the Chief Compliance Officer; and
I understand the severity of the requirements including that failure to follow them will result in disciplinary sanctions being taken against me, up to and including termination, as well as possible criminal proceedings and penalties.

Name

Signature                            Date

CCO Signature                            Date

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EXHIBIT B: INITIAL PORTFOLIO HOLDINGS REPORT
Accounts and Portfolio Holdings Information

I hereby represent that the following is a complete list of all my Covered Accounts,1 and such information is current as of a date no more than 30 days prior to the date hereof. (Attach an additional sheet if needed.) I have made or will make the necessary arrangements for duplicate copies of all statements relating to these accounts to be sent to the CCO promptly and regularly.

Name and Address of Broker/Dealer or Bank Maintaining Account & Account Holder’s Name	Account Number	Phone/Email Contact

[ ] I have no Covered Accounts.1 If such an account is opened, I will disclose promptly to the CCO that the account has been opened. I will also arrange for duplicate copies of all brokerage statements relating to my Covered Accounts to be sent to the CCO promptly.

As of the date below I had a direct or indirect Beneficial Ownership (as defined in the Firm’s Code) of the following securities: (Brokerage statements may be attached and/or an additional sheet, if needed)

Name and Type of Security	Ticker Symbol or CUSIP (if applicable)	Number of Shares	Type of Interest (Direct or Indirect)	Principal Dollar Amount of Security	Broker, Dealer or Bank Name

I further certify that the information on this form is accurate and complete in all material respects.

Signature: ______________________________________________ Date: ________________________

CCO Signature___________________________________________ Date: ________________________
EXHIBIT C: ANNUAL PORTFOLIO HOLDINGS REPORT
1 “Covered Account” means an investment account of any Access Person of the Firm in which Reportable Securities or Reportable Funds are capable of being traded or held (even if not currently held). This includes investment accounts of such Access Person's immediate family (e.g., minor child, a spouse or domestic partner, the spouse's or domestic partner's children residing in the same household, or person to whom the Access Person, spouse or domestic partner contributes substantial support), and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the Access Person has a Beneficial Interest (as defined in the Firm’s Code), exercises investment discretion, controls, or could reasonably be expected to be able to exercise influence or control.

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I hereby represent that the following is a complete list of all my Covered Accounts,2 and such information is current as of a date no more than 30 days prior to the date hereof. (Attach an additional sheet if needed.) I have made or will make the necessary arrangements for duplicate copies of all statements relating to these accounts to be sent to the CCO promptly and regularly.

Name and Address of Broker/Dealer or Bank Maintaining Account & Account Holder’s Name	Account Number	Phone/Email Contact

[ ] I have no Covered Accounts.1 If such an account is opened, I will disclose promptly to the CCO that the account has been opened. I will also arrange for duplicate copies of all brokerage statements relating to my Covered Accounts to be sent to the CCO promptly.

As of the date below I had a direct or indirect Beneficial Ownership (as defined in the Firm’s Code) of the following securities: (Brokerage statements may be attached and/or an additional sheet, if needed)

Name and Type of Security	Ticker Symbol or CUSIP (if applicable)	Number of Shares	Type of Interest (Direct or Indirect)	Principal Dollar Amount of Security	Broker, Dealer or Bank Name

I further certify that the information on this form is accurate and complete in all material respects.

Signature: ______________________________________________ Date: ________________________

CCO Signature___________________________________________ Date: ________________________

2 “Covered Account” means an investment account of any Access Person of the Firm in which Reportable Securities or Reportable Funds are capable of being traded or held (even if not currently held). This includes investment accounts of such Access Person's immediate family (e.g., minor child, a spouse or domestic partner, the spouse's or domestic partner's children residing in the same household, or person to whom the Access Person, spouse or domestic partner contributes substantial support), and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the Access Person has a Beneficial Interest (as defined in the Firm’s Code), exercises investment discretion, controls, or could reasonably be expected to be able to exercise influence or control.

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EXHIBIT D: DISCRETIONARY MANAGED ACCOUNTS DISCLOSURE

Employee: ______________________________________
Time Period Covered (e.g., Q1 2018): _____________________________
The following are my Covered Accounts (as defined in the firm’s Code of Ethics) for which there is retained a professional money manager (the “Manager”) to manage and to whom I have completely turned over decision making authority, and over which I have no direct or indirect influence or control (the “Accounts”):

Name of Broker, Dealer, or Bank	Account Number	Manager name; Employee’s Relationship to Manager (e.g., Independent Professional, Friend, Relative, etc.)

I certify that:
1.    The Manager is not my relative or family member;
2.    I have no direct or indirect influence or control over the Accounts;
3.    If requested by the Chief Compliance Officer (CCO), I agree to provide reports of holdings, and/or transactions made (including, but not limited to, duplicate account statements and trade confirmations), in the Accounts promptly;
4.    I did not suggest that the Manager make any particular purchases or sales of securities or investments for the Accounts during the period covered by this report;
5.    I did not direct the Manager to make any particular purchases or sales of securities or investments for the Accounts during the period covered by this report;
6.    I did not consult with the Manager as to the particular allocation of investments to be made in the Accounts during the period covered by this report;
7.    I will contact the CCO immediately if a non-discretionary Covered Account [or fully managed account] is opened.
8.    If my control over the Accounts should change in anyway, I will immediately notify the CCO in writing of such change and will provide promptly any required information regarding holdings and transactions in the Accounts;
9.    The information in this form is true and correct to the best of my knowledge and I agree to immediately notify the Firm if such information becomes inaccurate or incomplete in any way.

Signature: ______________________________________________ Date: ________________________

CCO Signature___________________________________________ Date: ________________________

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EXHIBIT E: QUARTERLY TRANSACTION REPORT

I hereby certify that I have engaged in the following personal securities and gifts and entertainment transactions, and political contributions that are required to be reported under the Code of Ethics during the calendar quarter indicated below. I hereby submit this report within thirty (30) days after the end of that quarter.

Name of Reporting Person: _____________________________________________

Calendar Quarter Ended: _______________________________________________

Date Report Submitted: ________________________________________________

For any sections for which you have nothing to report, you must write “NONE”.
The following are previously unreported new Covered Accounts in which I have a Beneficial Interest (as defined in the Firm’s Code). (If you have nothing to report, please write “NONE”):

Name of Broker, Dealer or Bank	Date Account was Established	Name(s) on and Type of Account

You must report any previously unreported or prospective gift or business entertainment event in excess of the de minimis value for gifts ($100) or entertainment ($200). The form must be signed and returned even if you have no unreported or prospective gift or business entertainment event in excess of the de minimis value during the quarter. (If you have nothing to report, please write “NONE”):

Description of Gift / Entertainment	Date	Given or Received	Name & Company of Giver or Recipient, and attendees (if applicable.)	Estimated Value

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I have made the following political contributions (as defined within the Code of Ethics). (If you have nothing to report, please write “NONE”):

Name of Recipient	Amount of Contribution / Gift	Office and State of Campaign	Date	Eligible to Vote for Candidate?

I certify that I have included on this report all securities, gift transactions, political contributions and accounts required to be reported pursuant to the Code of Ethics and Compliance Manual.

Signature:________________________________	Date:___________________

CCO Signature___________________________________________ Date: ________________________

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EXHIBIT F: [reserved]

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EXHIBIT G: PRE-CLEARANCE OF OUTSIDE EMPLOYMENT AND OTHER OUTSIDE BUSINESS ACTIVITIES

CONFLICTS QUESTIONNAIRE

    Metaurus is required to monitor employee circumstances that may pose a potential conflict with our clients.  Please complete this questionnaire and disclose the required information.  In addition, we will ask for a recertification of the information contained in the questionnaire annually.
Employees of Metaurus must obtain written approval from the CCO before:  (a) an employee enters into any private securities transaction (which includes investments in a private placement, private investment partnerships, interests in oil and gas ventures, real estate syndications, participation in tax shelters, and other investment vehicles and shares issued prior to a public distribution), or (b) an employee engages in outside business activities (which include being an officer, director, limited or general partner, member of a limited liability company, employee or consultant of any non-Metaurus entity or organization).  Prior to making an initial investment in a private securities transaction, the CCO must review copies of any agreements pertaining to the investment.

After submitting the form, you also must provide any changes to the information promptly to the Chief Compliance Officer.

A.    Please disclose the requested information for any entity (including any commercial business or not-for-profit organization) other than METAURUS in which, or from which you or any immediate family member (minor child, a spouse or domestic partner, or the spouse's or domestic partner's children residing your home): (1) receive compensation; (2) take an active role in making management decisions; (3) serve as an officer, director, Trustee or general partner; (4) provide any advice about investments; or (5) perform a management or policy-making role in the Entity.

□    I am not an Outside Director nor do I hold any Outside Position.

Name of Entity and description of activity of Entity:	Nature of Affiliation or Title:	Public Company	Who: Self Spouse, or Family Member (please specify)
1.		□ Yes □ No
2.		□ Yes □ No
3.		□ Yes □ No
4.		□ Yes □ No
5.		□ Yes □ No

To the best of your knowledge, do any of the Entity(ies) identified above, or any of their affiliates conduct or plan to conduct business with METAURUS?    □ Yes □ No

If YES, please explain:

______________________________________________________________________________

______________________________________________________________________________

Are you aware of any conflict or potential conflict between the Entity(ies) identified above and METAURUS

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□ Yes □ No

B.    Please disclose your spouse or domestic partner’s name, and employer(s), if any:

None □

______________________________________________________________________________

C.    Please disclose whether your spouse or domestic partner, or any other immediate family member (minor child, or your spouse's or domestic partner's minor children residing in your home) currently are employed by a broker-dealer or affiliate of a broker-dealer.

None □

Describe:  _____________________________________________________________________

D.    Please disclose whether your spouse or domestic partner, or any other immediate family member (minor child, or your spouse's or domestic partner's minor children residing in your home) currently conducts business or works for an entity that conducts business with METAURUS.

None □

Describe:______________________________________________________________________

______________________________________________________________________________

E.    Please disclose whether your spouse or domestic partner, or any other immediate family member (minor child, or your spouse's or domestic partner's minor children residing in your home) currently works for a public company.

None □

Describe:  _____________________________________________________________________
______________________________________________________________________________

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F.    Please disclose below whether you or spouse or any immediate family member (minor child, or family member who resides in your home) have engaged in a Private Securities Transaction. (Please provide the  CCO with purchase and/or subscription agreement and related documentation)

None □
Type and amount of securities invested/you are requesting permission to invest in:

_____________________________________________________________________________________
_____________________________________________________________________________________

Indicate the total dollar amount of your investment:  _________________________________________

Do you own any other securities of the company or its affiliates?     □ Yes □ No

If yes, please explain:  __________________________________________________________________

Estimate your total equity ownership interest in the Company:  _____ %

Through your investment do you have the right to participate in management, or the right to board membership or board observation rights?     □ Yes □ No

If yes, please explain:  __________________________________________________________________

*    *    *    *    *
Please note that these questions are intended to be broad in scope.  If you have any question as to whether any particular arrangement or relationship should be disclosed on this form, please consult the Chief Compliance Officer.

    By signing below, I certify that the foregoing is true, accurate and complete to the best of my knowledge. I further certify that if any of the information called for in this Conflicts Questionnaire changes, I will provide the updated information promptly, in writing, to the Chief Compliance Officer.

Signature:    _____________________________

Print name:    _____________________________

Date:        _____________________________

Reviewed and Approved by Chief Compliance Officer:
____________________________________________
Date

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EXHIBIT H: POLITICAL CONTRIBUTION PRE-APPROVAL FORM

Metaurus Advisors LLC has established written policies and procedures regarding political contributions. Covered Associates and Access Persons (including their spouse or domestic partner and household members) are not permitted to make any political contributions to elected officials, candidates, political action committees, and others. Exceptions, if any, must be requested and pre-approved in writing, as set forth below.

Any employee who is not a Covered Associate or Access Person (including their spouse or domestic partner and household members) must request prior written approval from the CCO for any political contributions in an amount up to, but not exceeding, $100 to any candidate or PAC and no more than $500 to all candidates or PAC in any 12-month period.

Section I - Instructions: Please complete the following:

Name of contributor*: ____________________________________________________________
Name of recipient or candidate: _____________________________________________________
Amount of contribution: _________________________________________________________ _
Date contribution is to be made: ____________________________________________________
Office candidate is running for: _____________________________________
Please list all boards, or similar governing bodies, on which the recipient or candidate currently sits: _________________________________________________________________________________

Is the contributor eligible to vote for recipient? (Please circle one) Yes No

Does the recipient have an existing or potential business relationship with Metaurus and/or the contributor? (Please circle one) Yes No
If yes, please describe the relationship:
______________________________________________________________________________

______________________________________________________________________________
*If Metaurus is the proposed contributor, please specify and include name and title of officer reporting on behalf of the Firm.

Section II: Certification of Contributor
By signing below, I certify to the following:

I.    This contribution is not being made to directly or indirectly obtain any type of business or favors for myself or Metaurus.
II.    To the best of my knowledge, neither I nor Metaurus will benefit directly or indirectly from this contribution.
III.    I understand and abide by Metaurus’ Political Contribution Policy.
IV.    The above information is true and correct.

Signature: ______________________________________    Date: _____________________

Rev. 6/2021

Name (Print): ___________________________________    Title: _____________________

For Compliance Use Only:
Permission from Compliance has been • Approved • Denied for this Covered Person to make the contribution described above.

Compliance Approval/Denial by: ______________________    Date: ____________________

Rev. 6/2021

EXHIBIT I - DUPLICATE BROKERAGE STATEMENT REQUEST FORM (RULE 407 LETTER)

[Date]

[Insert Broker Name]
[Address 1]
[Address 2]
[City, State ZIP]

Re:     Rule 407
           [Insert Accountholder Name]
           [Brokerage: Account Number]

To Whom It May Concern:

[Insert Employee Name] is an employee of Metaurus Advisors LLC (“Metaurus”). Metaurus has approved [Insert Name of Accountholder]’s maintenance of the above-referenced brokerage account(s) at your firm.

Effective immediately, please send duplicate statements for the account(s) listed above to following address:

Metaurus Advisors LLC
22 Hudson Place, 3rd Floor
    Hoboken, NJ 07030

Attn: Chief Compliance Officer

Please feel free to contact me at 201-683-5660, or aburstein@metaurus.com, if you have any questions or need any information regarding this matter.

Sincerely,

Ari Burstein
Chief Compliance Officer

Acknowledgement:
I hereby approve the request set forth above

__________________________________        __________________________________
Employee Signature/Date                Accountholder Signature (if different from
Employee) / Date

Rev. 6/2021

EXHIBIT J: CERTIFICATION AND ACKNOWLEDGEMENT OF TEMPORARY ACCESS PERSON

I certify that (1) I have received, read and understand Metaurus’ Code of Ethics, (2) I am aware that I am subject to the letter and spirit of the Code of Ethics, (3) I will comply with the letter and spirit of this Code of Ethics, and (4) I will refrain from using any information obtained by virtue of my relationship with Metaurus for personal or professional gain.

Name (please print):             ___________________________________________
Position:                ___________________________________________

Employment Agency Name, if any:    ___________________________________________
Signature:                 ___________________________________________

Date:                    ___________________________________________

CCO Signature:            ___________________________________________
Date:                ___________________________________________

Rev. 6/2021